Madison Square Garden Sports Corp.
Subsidiaries
Exhibit 21.1

ENTITY NAME	STATE/COUNTRY FORMED
3292592 Nova Scotia Company	Nova Scotia
Hartford Wolfpack, LLC	DE
Knicks Gaming, LLC	DE
Knicks Holdings, LLC	DE
MSG CLG, LLC	DE
MSG Esports, LLC	DE
MSG Flight Operations, L.L.C.	DE
MSG NYK Holdings, LLC	DE
MSG NYR Holdings, LLC	DE
MSG Sports Ventures, LLC	DE
MSG Sports, LLC	DE
MSG Training Center, LLC	DE
MSGR Music, LLC	DE
MSGR Publishing, LLC	DE
MSGR Songs, LLC	DE
MSGS Music, LLC	DE
MSGS Publishing, LLC	DE
MSGS Songs, LLC	DE
MSGS Spinco, Inc.	NV
New York Knicks, LLC	DE
New York Rangers, LLC	DE
Rangers Holdings, LLC	DE
Westchester Knicks, LLC	DE

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